EXHIBIT 99.1


                            NOTICE OF REDEMPTION AND
                         TERMINATION OF CONVERSION RIGHT

             TO HOLDERS OF 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                         REDEMPTION DATE: March 18, 1998

             CONVERSION RIGHT EXPIRES: 5:00 p.m. New York City Time,
                                 March 18, 1998

                              (CUSIP NO. 904000205)

Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company") hereby notifies you that it has elected to call for redemption on March 18, 1998 (the "Redemption Date") its 5% Cumulative Convertible Preferred Stock (the "5% Preferred Stock") pursuant to the provisions of the Certificate of Designations (the "Designation") under which the 5% Preferred Stock was issued. The 5% Preferred Stock will be redeemed by issuance of the Company's common stock, $.01 par value (the "Redemption Shares") in the amount described below.

     The number of Redemption Shares issuable upon redemption of the 5% Preferred Stock is determined by dividing the $50 per share liquidation price of the 5% Preferred Stock by the $25.98 per share price at which 5% Preferred Stock is currently convertible into shares of the Company's common stock, and rounding the result to the nearest 1/100th of a share. Based on the foregoing formula, each share of 5% Preferred Stock is redeemable for approximately 1.9246 Redemption Shares. Accrued but unpaid dividends on the 5% Preferred Stock to the Redemption Date will be paid on the Redemption Date, and will cease to accrue thereafter. No fractional Redemption Shares will be issuable upon conversion. Instead, a cash payment for each fractional share will be made on the basis of the last reported sale price of the Company's common stock on the New York Stock Exchange - composite tape on the last trading day immediately preceding the Redemption Date. Conversion rights with respect to the 5% Preferred Stock will expire at the close of business on the Redemption Date.

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In order to  receive  the  Redemption  Shares,  certificates  evidencing  the 5%
Convertible Preferred must be surrendered to the redemption agent, Registrar and Transfer Company (the "Agent") as follows:

         By Mail:          Registrar and Transfer Company
                           P. O. Box 1010
                           Cranford, NJ  07016-1010

         By Hand:          Registrar and Transfer Company
                           10 Commerce Drive
                           Cranford, NJ  07016

The method of delivery of the 5% Preferred Stock is at the option and risk of the holder of the 5% Preferred Stock, but if mail is used, certified or registered mail, properly insured, is recommended.

Additional copies of this Notice of Redemption and the accompanying Letter of Transmittal may be obtained from the Agent.

ULTRAMAR DIAMOND SHAMROCK CORPORATION





March 3, 1998.